Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-273607

PROSPECTUS

Offer to Exchange

Up to $440,212,000 3.450% Senior Notes due 2027

that have been registered under the Securities Act of 1933, as amended,

for any and all of our outstanding unregistered 3.450% Senior Notes due 2027

We are offering to exchange up to $440,212,000 of our new registered 3.450% Senior Notes due 2027 (the “new notes”) for up to $440,212,000 of our existing unregistered 3.450% Senior Notes due 2027 (the “old notes” and, together with the new notes, the “notes”). Tenders of old notes may be withdrawn at any time prior to the expiration date. All old notes that are properly tendered and not properly withdrawn prior to the expiration date will be exchanged for new notes. We will not receive any proceeds from the exchange offer.

The terms of the new notes are identical in all material respects to the terms of the old notes for which they are being offered in exchange, except that the new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes. The new notes will not be listed on any securities exchange. A public market for the new notes may not develop, which could make selling the new notes difficult.

To exchange your old notes for new notes:

•	You are required to make the representations described on page 19 to us.

•

You must contact a Depository Trust Company (“DTC”) participant to complete the book-entry transfer procedures described herein to exchange your old notes for new notes, or otherwise complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, The Bank of New York Mellon Trust Company, N.A., by 5:00 p.m., New York City time, on September 18, 2023.

•	You should read the section captioned “The Exchange Offer” for further information on how to exchange your old notes for new notes.

The exchange offer will expire at 5:00 p.m., New York City time, on September 18, 2023, unless it is extended.

See “Risk Factors” beginning on page 7 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

August 18, 2023

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering the notes for exchange only in jurisdictions where such offers are permitted. The information contained in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or of the exchange of the notes offered hereby.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the SEC, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. See “Where You Can Find More Information.” You may obtain this information without charge by writing or telephoning us at the following address and telephone number:

Analog Devices, Inc.

One Analog Way

Wilmington, MA 01887

Attention: Investor Relations

Telephone: (781) 461-3282

If you would like to request copies of these documents, please do so by September 11, 2023 (which is five business days before the scheduled expiration of the exchange offer) in order to receive them before the expiration of the exchange offer.

As used in this prospectus (except as otherwise provided herein or unless the context otherwise requires), all references to the “Company,” “we,” “us,” or “our” refer to Analog Devices, Inc. and its subsidiaries on a consolidated basis.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “could” and “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections regarding our future financial performance or results; our anticipated growth and trends in our businesses; the effects of business, economic, political, legal, and regulatory impacts or conflicts upon our global operations; changes in demand for semiconductors and the related changes in demand and supply for our products; manufacturing delays, product availability, and supply chain disruptions; our ability to recruit or retain our key personnel; our future liquidity, capital needs and capital expenditures; our development of technologies and processes and research and development investments; our future market position and expected competitive changes in the marketplace for our products; the anticipated result of litigation matters; our plans to pay dividends or repurchase stock; servicing our outstanding debt; our plans to borrow under our revolving credit facility and issue notes under our commercial paper program and the planned use of proceeds from such borrowing and issuing; our expected tax rate; the effect of changes in or the application of new or revised tax laws; expected cost savings; the effect of new accounting pronouncements; our plans to integrate or realize the benefits or synergies expected of acquired businesses and technologies; our continued initiatives to consolidate our footprint related to our business units; and other characterizations of future events or circumstances are forward-looking statements. You are cautioned that these forward-looking statements are only predictions and are inherently subject to risks, uncertainties and assumptions that are difficult to predict. You should pay particular attention to the important risk factors and cautionary statements referenced in the section of this prospectus entitled “Risk Factors” beginning on page 7. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, including our Annual Report on Form 10-K for the fiscal year ended October 29, 2022 and our Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 2023 and our Current Reports on Form 8-K. Actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements, including to reflect events or circumstances occurring after the date of this prospectus supplement, except to the extent required by law.

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SUMMARY

This summary highlights information presented in greater detail elsewhere in this prospectus or incorporated by reference herein. This summary is not complete and does not contain all the information you should consider before deciding to participate in the exchange offer. You should carefully read this entire prospectus, including the information incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended October 29, 2022 and the other incorporated documents, including “Risk Factors” herein and in such incorporated documents, as well as our consolidated financial statements, before making an investment decision.

The Company

Analog Devices, Inc. is a leading semiconductor company dedicated to solving our customers’ most complex engineering challenges. We deliver innovations that connect technology to human breakthroughs and play a critical role at the intersection of the physical and digital world by providing the building blocks to sense, measure, interpret, connect and power. We design, manufacture, test and market a broad portfolio of solutions, including integrated circuits (“ICs”), software and subsystems that leverage high-performance analog, mixed-signal and digital signal processing technologies. Our comprehensive product portfolio, deep domain expertise and advanced manufacturing capabilities extend across high-performance precision and high-speed mixed-signal, power management and processing technologies – including data converters, amplifiers, power management, radio frequency ICs, edge processors and other sensors. We serve 125,000 customers worldwide with more than 75,000 products in the industrial, communications, automotive, and consumer markets.

Corporate Information

We were incorporated in Massachusetts in 1965. Our headquarters is near Boston, in Wilmington, Massachusetts. In addition, we have manufacturing facilities in the United States, Ireland and Southeast Asia. Our common stock is listed on The Nasdaq Global Select Market under the symbol ADI and is included in the Standard & Poor’s 500 Index.

Our principal executive offices are located at One Analog Way, Wilmington, Massachusetts 01887, and our telephone number is (781) 935-5565. You may visit us at our website located at http://www.analog.com. The contents of our website have not been, and shall not be deemed to be, incorporated by reference into, and do not form a part of, this prospectus.

SUMMARY OF THE EXCHANGE OFFER

Background	On October 7, 2022, we consummated a private offer to exchange old notes pursuant to exemptions from the registration requirements of the Securities Act for 3.450% Senior Notes due 2027 issued by Maxim Integrated Products, Inc., a wholly owned subsidiary of the Company (the “Maxim obligor exchange”). We issued $440,212,000 aggregate principal amount of old notes in the Maxim obligor exchange.

In connection with the Maxim obligor exchange, we entered into a registration rights agreement, dated as of October 7, 2022, with the dealer manager of the Maxim obligor exchange, in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete an exchange offer for the old notes.

We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into in connection with the Maxim obligor exchange. For information regarding the registration rights agreement, see “The Exchange Offer.”

Securities Offered	Up to $440,212,000 of new registered 3.450% Senior Notes due 2027 (the “new notes”) for up to $440,212,000 of existing unregistered 3.450% Senior Notes due 2027 (the “old notes” and, together with the new notes, the “notes”).

The new notes will be registered under the Securities Act.

The Exchange Offer	We are offering to exchange the new notes in exchange for a like principal amount of tendered old notes. Tenders of old notes may be withdrawn at any time prior to the expiration date. All old notes that are properly tendered and not properly withdrawn prior to the expiration date will be exchanged for new notes.

The new notes issued pursuant to this prospectus will be accepted for clearance through The Depository Trust Company (“DTC”) with a new CUSIP and ISIN number. After the exchange offer is completed, you will no longer be entitled to any exchange offer or, with limited exceptions, registration rights for your old notes. For procedures for tendering and information about the notes, see “The Exchange Offer” and “Description of the Notes,” respectively.

As of the date of this prospectus, there were outstanding $440,212,000 in aggregate principal amount of the old notes. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

Tenders, Expiration Date, Withdrawal, Settlement Date	The exchange offer will expire at 5:00 p.m., New York City time on September 18, 2023 unless it is extended. We do not currently intend to extend the expiration date.

If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to September 18, 2023. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned without expense to you promptly after the exchange offer expires.

The settlement date of the exchange offer will be promptly after the expiration date of the exchange offer.

Federal Income Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer.

Risk Factors	See “Risk Factors” for a discussion of factors that should be considered before exchanging old notes in the exchange offer.

Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offer, your old notes will continue to be subject to the existing transfer restrictions and you will not have any further rights under the registration rights agreement relating to your old notes, including any right to require us to register your old notes or to pay you additional interest. The liquidity of the market for your old notes could be adversely affected.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are an affiliate of ours, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•

you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•

you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any participating broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NEW NOTES

The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions, registration rights and additional interest provisions relating to old notes do not apply to the new notes. The new notes will bear different CUSIP numbers and ISINs.

Issuer	Analog Devices, Inc., a Massachusetts corporation.

Securities Offered	Up to $440,212,000 aggregate principal amount of 3.450% Senior Notes due 2027.

Maturity Date	June 15, 2027.

Interest Rate and Interest Payment Dates	Interest on the new notes will be payable in cash and will accrue at a rate of 3.450% per annum. Interest on the new notes is payable on June 15 and December 15 of each year, beginning December 15, 2023 (or, if later, on the first interest payment date occurring after the issuance of the new notes). On the first interest payment date following the exchange, holders of new notes will receive interest for the period from and including the last interest payment date on which interest was paid on the old notes. No additional or other interest relating to such period will be paid to such holders.

Ranking	The new notes will be senior unsecured indebtedness of the Company and will rank pari passu with all of our other unsecured and unsubordinated indebtedness from time to time outstanding and will be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the new notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Our subsidiaries are distinct legal entities having no obligation to pay any amounts in respect of the new notes or to make funds available for such purpose.

Certain Covenants	We will issue the new notes under an indenture (the “indenture”), between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”). The indenture restricts, among other things, our ability to incur certain liens securing debt, enter into sale and leaseback transactions and sell all or substantially all of our assets or merge or consolidate with or into other companies. Each covenant in the indenture is subject to a number of important exceptions, limitations and qualifications that are described under “Description of the Notes—Certain Covenants.”

Repurchase Offer Upon a Change of Control Triggering Event	If we experience a Change of Control Triggering Event (as defined under the caption “Description of the Notes—Change of Control Offer”), we will be required, unless we have exercised our option to redeem the new notes or have defeased or satisfied and discharged the new notes, to offer to purchase the new notes from their holders in cash at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Optional Redemption	We may redeem the new notes in whole or in part at our option at any time prior to March 15, 2027, at a redemption price equal to the greater of: (1) 100% of the aggregate principal amount of the new notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined under the caption “Description of the Notes—Optional Redemption”) of the new notes to be redeemed, discounted to the date of such optional redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined under the caption “Description of the Notes—Optional Redemption”) plus 20 basis points, plus accrued and unpaid interest thereon to the redemption date.

If the new notes are redeemed on or after March 15, 2027, the redemption price will equal 100% of the aggregate principal amount of the new notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. For additional information, see “Description of the Notes—Optional Redemption.”

Denomination and Form	The new notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	The new notes will be represented by global certificates deposited with, or on behalf of, DTC or its nominee.

No Listing; Absence of a Public Market for the Notes	The new notes are a new issue of securities with no established trading market. We do not intend to apply for the listing of the new notes on any securities exchange or for the quotation of the new notes in any dealer quotation system.

Governing Law	The indenture and the old notes are, and the new notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

In addition to the other information provided and incorporated by reference in this prospectus, you should carefully consider the risks described in this section. The risks described below are not the only risks that could adversely affect our business; other risks currently deemed immaterial or additional risks not currently known to us could also adversely affect us. These and other factors could have a material adverse effect on the value of your investment in our notes, meaning that you could lose all or part of your investment.

Note that this section includes forward-looking statements and future expectations as of the date of this prospectus. This discussion of risk factors should be read in conjunction with the risk factors included in Part I, Item IA, “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended October 29, 2022, in Part II, Item IA, “Risk Factors,” of our Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 2023, as well as the other information that is incorporated by reference into this prospectus.

Risks Related to the Exchange Offer

If you choose not to exchange your old notes in the exchange offer, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes may be affected by a reduction in liquidity.

If you do not exchange your old notes for new notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offerings of the old notes, we do not intend to register resales of the old notes under the Securities Act. The tender of old notes under the exchange offer will reduce the principal amount of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to a reduction in liquidity. Holders who do not tender their old notes will not have any further registration rights or any right to receive additional interest under the registration rights agreement or otherwise.

You must follow the exchange offer procedures carefully in order to receive the new notes.

If you do not follow the procedures described in this prospectus, you will not receive any new notes. If you want to tender your old notes in exchange for new notes, you will need to contact a DTC participant to complete the book-entry transfer procedures, or otherwise complete and transmit a letter of transmittal, in each case, described under “The Exchange Offer,” prior to the expiration date, and you should allow sufficient time to ensure timely completion of these procedures to ensure delivery. No one is under any obligation to give you notification of, or waive any, defects or irregularities with respect to tenders of old notes for exchange. In addition, there are no guaranteed delivery procedures available to you in connection with this exchange offer. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

If you are a broker-dealer, your ability to transfer the new notes may be restricted.

If you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. In addition, if you are a broker-dealer that purchased old notes for its own account as part of market-making or trading activities, you must comply with the prospectus delivery requirements of the Securities Act when you sell the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

Risks Related to the Notes

The old notes are, and the new notes will be, unsecured and, therefore, will be effectively subordinated to any of our future secured debt.

The old notes are not, and the new notes will not be, secured by any of our assets. As a result, the notes will be effectively subordinated to any secured debt we may incur in the future, to the extent of the value of the assets securing that debt. In any liquidation, dissolution, bankruptcy or other similar proceeding involving us, the holders of any of our secured debt may assert rights against our secured assets in order to receive full payment of their debt before such assets may be used to pay the holders of the notes. The terms of the indenture governing the notes limit our ability to create, incur, assume or permit to exist liens on any Principal Property (as defined under the caption “Description of the Notes”) to secure any of our debt. However, these limitations are subject to numerous exceptions. See “Description of the Notes—Certain Covenants—Limitation on Liens.” As of April 29, 2023, we did not have any secured debt outstanding. See “Description of the Notes—Ranking.”

We have substantial indebtedness and the indenture governing the notes does not restrict our ability to incur additional indebtedness.

As of April 29, 2023, we had approximately $6.5 billion of indebtedness outstanding. In addition, we may incur substantial additional indebtedness in the future. In particular, the indenture pursuant to which the old notes have been issued, and the new notes will be issued, does not place any limitation on the amount of indebtedness that we or our subsidiaries may incur. Our incurrence of additional indebtedness may have important consequences for you as a holder of the notes, including:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

•	our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

If we are unable to generate sufficient cash flow, we may not be able to service our debt obligations, including making payments on the notes.

Our ability to make payments of principal and interest on our indebtedness when due depends upon our future operating performance, which may be impacted by general economic conditions, industry cycles and other factors beyond our control. If we are unable to service or refinance our debt, we may be required to divert funds that would otherwise be invested in growing our business operations or returned to shareholders, repatriate earnings as dividends from foreign locations with potential negative tax consequences, or sell selected assets. Such measures might not be sufficient to enable us to service our debt, which could negatively impact our financial results. In addition, we may not be able to obtain any such financing, refinancing or complete a sale of assets on economically favorable terms. In the case of financing or refinancing, favorable interest rates will depend on conditions in the debt capital markets. In addition, if our credit ratings are downgraded or put on watch for a potential downgrade, the applicable interest rate on borrowings under our current revolving credit facility may rise and our ability to obtain additional financing or refinance our existing debt may be negatively affected.

The old notes are, and the new notes will be, structurally subordinated to the existing and future liabilities of our subsidiaries.

Our equity interest in our subsidiaries is structurally subordinated to any debt and other liabilities of our subsidiaries, whether or not secured. The old notes are not, and the new notes will not be, guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless such assets are transferred by dividend or otherwise to us. As a result, the old notes are, and the new notes will be, structurally subordinated to all debt and other liabilities of our existing and future subsidiaries, including trade payables and lease obligations. As of April 29, 2023, our subsidiaries had approximately $4.1 billion of total liabilities, excluding intercompany payables, outstanding. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to realize any value in respect of those assets, will be structurally subordinated to the claims of any such subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinated to any security interest in the assets of our subsidiaries and subordinated in right of payment to any debt of our subsidiaries that is senior to any debt held by us.

Our credit ratings may not reflect all risks of your investment in the notes.

Any credit ratings assigned to the notes will be limited in scope and will not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. We cannot assure you that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell, or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event, which would result in a default under the notes.

We may be required to offer to repurchase the notes and the Existing Notes upon the occurrence of a Change of Control Triggering Event (as defined under the caption “Description of the Notes—Change of Control Offer”) as provided in the indentures governing the notes and the Existing Notes, respectively. However, we may not have sufficient funds to repurchase the notes and the Existing Notes at such time. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchases would result in a default under the notes and the Existing Notes. See “Description of the Notes—Change of Control Offer.”

The indenture governing the notes has only limited covenants and these covenants may not protect your investment.

The indenture governing the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows, or liquidity and, accordingly, will not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase our common stock; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture governing the notes contains only limited protections in the event of a Change of Control Triggering Event as described in this prospectus. The indenture governing the notes also permits us and our subsidiaries to incur additional indebtedness, including secured indebtedness, that would effectively rank senior to the notes, and to engage in Sale and Lease Back Transactions (as defined under the caption “Description of the Notes—Certain Covenants—Limitation on Sale and Lease Back Transactions”), subject to certain limitations.

The terms of the notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transaction involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus. If any such transaction should occur, the value of your notes may decline.

An active trading market for the new notes may not develop, and there is no guarantee that the markets for the old notes remaining outstanding after the exchange offer will be maintained.

The new notes constitute a new issue of securities, for which there is no existing market. In addition, there may cease to be markets for the old notes that remain outstanding after the exchange offer. We do not intend to apply for listing of the new notes or any remaining old notes that remain outstanding after the exchange offer on any securities exchange or arrange for quotation on any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the new notes will develop, a trading market for the old notes remaining after the exchange offer will be maintained, the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in our financial performance or prospects or changes in the financial performance or prospects of companies in our industry. If no active trading market develops or is maintained, you may be unable to resell the notes at a particular time, at any price or at their fair market value.

Changes in our credit ratings, our financial condition, our financial performance or our future prospects or the debt markets could adversely affect the market prices of the notes.

The price for the notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. A negative change in our rating could have an adverse effect on the prices of the notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

THE EXCHANGE OFFER

In the registration rights agreement, dated as of October 7, 2022, between us and the dealer manager in the exchange offer for the old notes, we agreed to use commercially reasonable efforts: (1) to file a registration statement on an appropriate registration form with respect to a registered offer to exchange the old notes for notes with terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate), and to cause such registration statement to be declared effective by the SEC under the Securities Act; and (2) to complete the exchange offer and issue the new notes no later than 60 days after the registration statement is declared effective.

The registration rights agreement provides that if (1) we have not exchanged new notes for all old notes validly tendered in accordance with the terms of this exchange offer on or prior to the 365th day after issuance of the old notes or, if a shelf registration statement is required and has not become effective, on or prior to the 180th day after the later of (i) the 365th day after the issuance of the old notes and (ii) the date on which we received a shelf request (as defined in the registration rights agreement) or (2) if applicable, a shelf registration statement covering resales of the old notes has become effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of registrable securities (a) on more than two occasions of at least 30 consecutive days during the required effectiveness period or (b) at any time in any 12-month period during the required effectiveness period and such failure to remain effective or be usable exists for more than 90 days (whether or not consecutive) in any 12-month period (in each case, such next day, the “Trigger Date”), then additional interest shall accrue on the principal amount of the old notes that are “registrable securities” at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) commencing on (a) the 365th day following the issuance of the old notes, in the case of (1) above, or (b) the Trigger Date, in the case of (2) above, until this exchange offer is completed or the shelf registration statement becomes effective, or when the shelf registration statement again becomes effective or the prospectus again becomes usable, as applicable, or when the old notes cease to be “registrable securities.” Notwithstanding the foregoing, a holder of old notes who is not entitled to the benefits of the shelf registration statement shall not be entitled to any increase in the interest rate borne by the old notes as a result of a registration default that pertains to the shelf registration statement.

We are making the exchange offer in reliance on the position of the SEC as described in previous no-action letters issued to third parties, including in Exxon Capital Holdings Corporation (May 13, 1988), Morgan Stanley & Co., Inc. (June 5, 1991), Shearman & Sterling (July 2, 1993) and similar no-action letters. However, we have not sought, and do not intend to seek, our own no-action letter from the SEC with respect to the effects of the exchange offer, and there can be no assurance that the SEC staff would make a similar determination with respect to the new notes as it has made in previous no-action letters. Based upon these interpretations by the SEC, we believe that a holder who exchanges old notes for new notes in the exchange offer generally may offer the new notes for resale, sell the new notes and otherwise transfer the new notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. The preceding sentence does not apply, however, to a holder who is our “affiliate” (as defined in Rule 405 under the Securities Act). We also believe that a holder may offer, sell or transfer the new notes only if the holder acknowledges that the holder is acquiring the new notes in the ordinary course of its business and is not engaged, does not intend to engage and has no arrangement or understanding with any person to participate in a “distribution,” as defined in the Securities Act, of the new notes. We have not entered into any arrangement or understanding with any person who will receive new notes in the exchange offer to distribute such new notes following completion of the exchange offer, and we are not aware of any person that will participate in the exchange offer with a view to distribute the new notes. A holder who exchanges old notes for new notes in the exchange offer for the purpose of distributing such new notes cannot rely on the interpretations of the staff of the SEC in the aforementioned no-action letters, must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell new notes and must be identified as an underwriter in the prospectus.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete, and is qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes that are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•

When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•

For each $2,000 principal amount of old notes (and $1,000 principal amount of old notes in excess thereof) surrendered to us in the exchange offer, we will give you $2,000 principal amount of new notes (and $1,000 principal amount of new notes in excess thereof). Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•

We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail or send notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•

The exchange offer expires at 5:00 p.m., New York City time, on September 18, 2023; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means September 18, 2023 or, if extended by us, the latest time and date to which the exchange offer is extended.

•

As of the date of this prospectus, there were outstanding $440,212,000 in aggregate principal amount of the old notes. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section “—Conditions to the Exchange Offer” below.

•

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

•

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “—Conditions to the Exchange Offer” are not satisfied. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to an appropriate news service.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•

Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and will continue to be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resale of the New Notes.”

Important rules concerning the exchange offer

You should note that:

•

All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•

We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful.

•

We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•

Neither we, the exchange agent nor any other person shall be under any duty to give notification of, or waive, any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must contact a DTC participant to complete the book-entry transfer procedures described below, or otherwise complete and transmit a properly completed and duly executed letter of transmittal to The Bank of New York Mellon Trust Company, N.A. at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1) certificates for old notes must be received by the exchange agent along with the letter of transmittal,

or

(2) a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date.

The method of delivery of old notes, letters of transmittal and all other required documentation, including delivery of old notes through DTC and transmission of agent’s message, is at your election and risk. Delivery will be deemed made only when all required documentation is actually received by the exchange agent. Delivery of documents or instructions to DTC does not constitute delivery to the exchange agent. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely completion of these procedures to ensure delivery to the exchange agent. Holders tendering old notes or transmitting agent’s messages through DTC’s ATOP must allow sufficient time for completion of ATOP procedures during DTC’s normal business hours. No agent’s messages, letters of transmittal, old notes or other required documentation should be sent to Analog Devices, Inc.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program (“ATOP”) procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted through ATOP by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent, and we will not be able to accept your tender of old notes until the exchange agent receives a book-entry confirmation from DTC with respect to your old notes.

If you are a beneficial owner which holds old notes through Euroclear or Clearstream Luxembourg and wish to tender your old notes, you must instruct Euroclear or Clearstream Luxembourg, as the case may be, to block the account in respect of the tendered old notes in accordance with the procedures established by Euroclear or Clearstream Luxembourg. You are encouraged to contact Euroclear and Clearstream Luxembourg directly to ascertain their procedure for tendering old notes.

Beneficial Owners

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to tender old notes for exchange in the exchange offer. Keep in mind that the intermediary may require beneficial owners to take action with respect to the exchange offer a number of days before the expiration date in order for such entity to tender old notes on behalf of a beneficial owner at or prior to the expiration date in accordance with the terms of the exchange offer.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offer. Accordingly, beneficial owners wishing to participate in the exchange offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offer.

Letter of Transmittal Procedures

If your notes are not held through DTC, you must complete and transmit a properly completed and duly executed letter of transmittal to The Bank of New York Mellon Trust Company, N.A. at the address set forth below under “Exchange Agent” on or prior to the expiration date. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered:

(1) by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2) for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or

•	a commercial bank or trust company having an office or correspondent in the United States.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after the expiration of the exchange offer. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described above, or

•	certificates for old notes and a properly completed and duly executed letter of transmittal.

If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer, or in the case of old notes tendered by transmitting a completed letter of transmittal, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder.

No Guaranteed Delivery Procedures

There are no guaranteed delivery provisions applicable to the exchange offer. Holders of old notes must tender their old notes in accordance with the procedures set forth under “—Procedures for Tendering Old Notes.”

Withdrawal Rights

You can withdraw your tender of old notes at any time on or prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn;

•	the principal amount of the old notes to be withdrawn;

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder;

•

if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•

if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights, which we may assert at any time and from time to time prior to the expiration of the exchange offer.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, addressed as follows:

Deliver to:

By Mail or in Person

The Bank of New York Mellon Trust Company, N.A.

6023 Airport Road

Oriskany, NY 13424

Attention: Issuer & Loan Services/CSD-Reorg

By Email or Facsimile Transmission (for Eligible Institutions Only)

Email: ct_reorg_unit_inquiries@bnymellon.com

Fax: +1 732 667 9408

For Information and to Confirm by Telephone

+1 315 414 3034

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by delivering this prospectus to noteholders through the facilities of DTC; however, additional solicitation may be made by mail, telephone, fax, email or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be approximately $500,000.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made publicly available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made publicly available on June 5, 1991.

However, any purchaser of old notes who is an “affiliate” of Analog Devices, Inc. or who intends to participate in the exchange offer for the purpose of distributing the new notes

(1) will not be able to rely on the interpretation of the staff of the SEC;

(2) will not be able to tender its old notes in the exchange offer; and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the letter of transmittal each holder of the old notes will represent that:

(1) it is not our “affiliate”;

(2) any new notes to be received by it were acquired in the ordinary course of its business;

(3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes; and

(4) if it is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes.

As discussed above, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

DESCRIPTION OF THE NOTES

A description of the specific terms of the notes is set forth below. The description is qualified in its entirety by reference to the base indenture, dated as of June 3, 2013, as supplemented by the supplemental indenture, dated as of October 7, 2022 (together, the “indenture”), between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), under which the new notes will be, and the old notes were, issued. The following Description of the Notes is only a summary of the material terms and does not purport to be complete. The Company urges you to read the indenture in its entirety because it, and not this description, will define your rights as a beneficial holder of the new notes. Copies of the form of indenture will be made available to holders of the notes upon request.

The new notes will be treated as a single class with any old notes that remain outstanding after the completion of the exchange offer. If the exchange offer is consummated, holders of old notes who do not exchange their old notes for new notes will vote together with the holders of the new notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders under the indenture (including acceleration after an event of default) must be taken, and certain rights must be exercised, by holders of specified minimum percentages of the aggregate principal amount of all outstanding notes of the applicable series issued under the indenture. In determining whether holders of the requisite percentage of aggregate principal amount of the notes have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of the old notes and new notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of the Notes to specified percentages in aggregate principal amount of the outstanding notes mean, at any time after the exchange offer for the old notes is consummated, such percentage in aggregate principal amount of such old notes and the new notes then outstanding.

As used in this section “Description of the Notes,” the terms “Company,” “we,” “us” and “our” refer to Analog Devices, Inc. and not to the Company’s other Subsidiaries (as defined herein).

Background

On October 7, 2022, we consummated a private offer to exchange old notes pursuant to exemptions from the registration requirements of the Securities Act for 3.450% Senior Notes due 2027 issued by Maxim Integrated Products, Inc., a wholly owned subsidiary of the Company (the “Maxim obligor exchange”). We issued $440,212,000 aggregate principal amount of old notes in the Maxim obligor exchange.

In connection with the Maxim obligor exchange, we entered into a registration rights agreement, dated as of October 7, 2022, with the dealer manager of the Maxim obligor exchange, in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete an exchange offer for the old notes.

We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into in connection with the Maxim obligor exchange.

New Notes

In the exchange offer, we will issue up to $440,212,000 aggregate principal amount of new notes. The new notes will be issued under the indenture. The new notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Maturity of Notes

The notes will mature on June 15, 2027.

Interest Rate on Notes

The interest rate on the notes is 3.450% per annum. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Interest Accrual on Notes

The first interest payment on the new notes will include the accrued and unpaid interest on the old notes tendered in exchange therefor so that a tendering holder of old notes will receive the same interest payment it would have received had its old notes not been tendered in the exchange offer.

Interest Payment Dates

We will pay interest on the notes semi-annually on June 15 and December 15 of each year until maturity (each an “Interest Payment Date”). If any Interest Payment Date falls on a day that is not a business day, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment.

First Interest Payment Date

The first Interest Payment Date on the new notes will be December 15, 2023 (or, if later, on the first interest payment date occurring after the issuance of the new notes). On the Interest Payment Date following the exchange, holders of new notes will receive interest for the period from and including the last interest payment date on which interest was paid on the old notes. No additional or other interest relating to such period will be paid to such holders.

Regular Record Date for Interest

We will pay interest payable on any Interest Payment Date to holders of record on the June 1 or December 1 next preceding the applicable Interest Payment Date.

Ranking

The old notes are, and the new notes will be, our senior unsecured obligations and rank or will rank equally with all of our other existing and future senior unsecured indebtedness. The old notes are, and the new notes will be, effectively subordinated to all of our future secured indebtedness, to the extent of the assets securing that indebtedness. In addition, the old notes are, and the new notes will be, structurally subordinated to all existing and future indebtedness and other liabilities of our Subsidiaries, which are distinct legal entities having no obligation to pay any amounts in respect of the old notes or new notes or to make funds available for such purpose.

“Subsidiary” means any corporation, association or other business entity of which more than 50% of the total voting power of all shares, interests, participations, rights or other equivalents (however designated) of corporate stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by us or one or more of our other Subsidiaries or a combination thereof.

Optional Redemption

The notes may be redeemed or purchased in whole or in part at our option at any time prior to March 15, 2027, at a redemption price equal to the greater of: (1) 100% of the aggregate principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined herein) of the notes to be redeemed, discounted to the date of such optional redemption on a semi-annual basis (assuming a

360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 20 basis points, plus accrued and unpaid interest thereon to the redemption date. If the notes are redeemed on or after March 15, 2027, the redemption price will equal 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. We will send electronically or by first class mail notice of any optional redemption at least 10 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

The following terms are relevant to the determination of the redemption price.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or its affiliates that are primary U.S. Government securities dealers), and its successors, and any other reference Treasury dealer we select or, if at any time the above is not a primary U.S. Government securities dealer, one other nationally recognized investment banking firm selected by us that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided that if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the third business day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that business day.

Except as otherwise described herein, the notes will not be redeemable by the Company prior to maturity. The trustee shall not be obligated to calculate or verify any redemption price payable by us.

Mandatory Redemption

We are not required to make any mandatory redemption with respect to the notes.

Change of Control Offer

If a Change of Control Triggering Event (as defined herein) occurs with respect to the notes, unless we have exercised our option to redeem the notes in full as described above under “—Optional Redemption” or have defeased the notes or satisfied and discharged the notes, we shall be required to make an offer (a “Change of Control Offer”) to each holder of notes to repurchase all or any part (equal to $2,000 and in integral multiples of $1,000 in excess thereof; provided that the unrepurchased portion of a note must be in a minimum principal amount of $2,000) of that holder’s notes pursuant to the offer described below. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event with respect to the notes or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed, or if the notes to be repurchased are represented by one or more Global Notes, transmitted in accordance with DTC’s standard procedures therefor, to holders of the notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or transmitted (a “Change of Control Payment Date”). The notice shall, if mailed or transmitted prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all notes or portions of such notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of such notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of such notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third-party purchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms are applicable:

“Below Investment Grade Rating Event” means the notes are downgraded below Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of the notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the notes below Investment Grade or (y) publicly announces that it is no longer considering the notes for possible downgrade, provided that no such extension will occur if on such 60th day the notes are rated Investment Grade by both Rating Agencies and are not subject to review for possible downgrade by either Rating Agency).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our Subsidiaries, taken as a whole, to any person, other than to us or one of our direct or indirect Subsidiaries; (2) the consummation of any transaction (including any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction measured by voting power rather than number of shares; or (4) the adoption of a plan providing for our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our Subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our properties or assets and those of our Subsidiaries taken as a whole to another person may be uncertain. In such case, the holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

“Change of Control Triggering Event” means, with respect to the notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade” means, with respect to Moody’s, a rating equal to or higher than Baa3 (or the equivalent under any successor rating categories of Moody’s) and, with respect to S&P, a rating equal to or higher than BBB- (or the equivalent under any successor rating categories of S&P).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means each of Moody’s and S&P; provided, that if either of Moody’s and S&P ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the shares, interests, participations, rights or other equivalents (however designated) of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Limitation on Liens

We will not, nor will we permit any Subsidiary to, issue, incur, create, assume or guarantee (collectively, “incur”) any debt for borrowed money, including all obligations evidenced by bonds, debentures, notes or similar instruments (collectively, a “debt”), secured by a mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance (collectively, a “lien”) upon any Principal Property (as defined herein) or upon any shares of stock of any Principal Subsidiary (as defined herein) (whether such Principal Property or shares are now existing or owned or hereafter created or acquired) without in any such case effectively providing, substantially concurrently with or prior to the creation or assumption of such lien, that the notes (together with, if we shall so determine, any other indebtedness of or guarantee by us or such Subsidiary ranking equally with the notes) shall be secured equally and ratably with (or, at our option, prior to) such secured debt. The foregoing restriction, however, will not apply to each of the following:

(a) liens on property, shares of stock or other assets of any person existing at the time such person becomes a Subsidiary or existing at the time of acquisition thereof by us or a Subsidiary, provided that such liens are not incurred in anticipation of such person’s becoming a Subsidiary or such acquisition and do not extend to (i) any Principal Property or (ii) any shares of stock of any Principal Subsidiary that, in each case, were not previously encumbered by such liens;

(b) liens on property of a person existing at the time such person is merged into or consolidated with us or a Subsidiary or at the time of a sale, lease or other disposition of the properties of such person (or a division thereof) as an entirety or substantially as an entirety to us or a Subsidiary, provided that such liens are not incurred in anticipation of such merger or consolidation or sale, lease or other disposition and do not extend to (i) any Principal Property or (ii) any shares of stock of any Principal Subsidiary that, in each case, were not previously encumbered by such liens;

(c) liens to secure all or part of the cost of acquisition, construction, development or improvement of any property or to secure debt incurred to provide funds for any such purpose (including purchase money security interests or purchase money mortgages), provided that the commitment of the creditor to extend the credit secured by any such lien is obtained not later than 24 months after the later of (i) the completion of acquisition, construction, development or improvement of such property and (ii) the placing in operation of such property or of such property as so constructed, developed or improved;

(d) liens in favor of, or which secure debt owing to, us or any of our Subsidiaries;

(e) liens existing at the date of the issuance of the old notes;

(f) liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such liens;

(g) liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal taxation pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended; and

(h) extensions, renewals or replacements of any liens referred to in the foregoing clauses, provided that (i) the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement and (ii) such extension, renewal or replacement liens will be limited to all or part of the same property and improvement thereon which secured the debt so secured at the time of such extension, renewal or replacement.

Notwithstanding the restrictions in the preceding paragraphs, we or any Subsidiary of ours may incur debt secured by a lien which would otherwise be prohibited by such restrictions, without equally and ratably securing the notes, provided that, after giving effect thereto, the then aggregate outstanding amount of all such debt so secured by such liens (not including liens permitted under clauses (a) through (h) above) plus the aggregate amount of Attributable Debt (as defined herein) in respect of Sale and Lease Back Transactions (as defined herein) of Principal Properties entered into after the date of issuance of the old notes and permitted solely pursuant to clause (c) of the covenant described below under the caption “—Limitation on Sale and Lease Back Transactions” and still in existence does not exceed the greater of 5% of our Consolidated Tangible Assets (as defined herein) at the time of such incurrence and $750 million.

Limitation on Sale and Lease Back Transactions

We will not, nor will we permit any Subsidiary to, enter into any Sale and Lease Back Transaction with respect to any Principal Property, other than any such Sale and Lease Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease Back Transaction between us and one of our Subsidiaries, or between Subsidiaries, unless:

(a) we or such Subsidiary would be entitled to incur debt secured by a lien on the Principal Property involved in such Sale and Lease Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease Back Transaction, without equally and ratably securing the notes, pursuant to clauses (a) through (h) of the covenant described above under the caption “—Limitation on Liens”;

(b) we apply the Net Available Proceeds of such Sale and Lease Back Transaction within 180 days of such Sale and Lease Back Transaction to either (or a combination of) (i) the prepayment or retirement of debt of ours or a Subsidiary of ours (other than debt that is, in the case of our debt, subordinated to the notes or debt owed to us or a Subsidiary) that by its terms matures more than 12 months after its creation or (ii) the purchase, construction, development, expansion or improvement of comparable properties or facilities; or

(c) the aggregate amount of Attributable Debt in respect of such Sale and Lease Back Transaction plus the Attributable Debt in respect of all other Sale and Lease Back Transactions of Principal Properties entered into after the date of issuance of the old notes permitted solely pursuant to this clause (c) and still in existence, plus the aggregate amount of all debt secured by liens permitted solely pursuant to the last paragraph of the covenant described above under the caption “—Limitation on Liens” and still outstanding, does not exceed the greater of 5% of our Consolidated Tangible Assets at the time of such Sale and Lease Back Transaction and $750 million.

“Attributable Debt” with regard to a Sale and Lease Back Transaction with respect to any Principal Property means, at the time of determination, the lesser of:

•	the fair market value of the Principal Property subject to the transaction; or

•

the present value (discounted by the weighted average interest rate borne by all securities then outstanding under the base indenture at the time of determination compounded semiannually) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Lease Back Transaction.

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom (i) all current liabilities, except for any notes and loans payable, current maturities of long-term debt, the current portion of deferred revenue and obligations under capital leases and (ii) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

“Consolidated Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

“GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the determination.

“Net Available Proceeds” from any Sale and Lease Back Transaction by us or any Subsidiary means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of debt or obligations relating to the properties or assets that are the subject of such Sale and Lease Back Transaction or received in any other noncash form) therefrom by us or our Subsidiary, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale and Lease Back Transaction; (ii) all payments made by us or our Subsidiary on any debt which is secured in whole or in part by any such properties and assets in accordance with the terms of any lien upon or with respect to any such properties and assets or which must, by the terms of such lien, or in order to obtain a necessary consent to such Sale and Lease Back Transaction or by applicable law, be repaid out of the proceeds from such Sale and Lease Back Transaction; and (iii) all distributions and other payments made to our minority interest holders in Subsidiaries or joint ventures as a result of such Sale and Lease Back Transaction.

“Principal Property” means any single parcel of real property or any permanent improvement thereon (i) owned by us or any of our Subsidiaries located in the United States, including our principal corporate office, any manufacturing facility or plant or any portion thereof and (ii) having a book value, as of the date of determination, in excess of 3% of our most recently calculated Consolidated Net Tangible Assets. Principal Property does not include any property that our board of directors has determined not to be of material importance to the business conducted by our Subsidiaries and us, taken as a whole.

As of April 29, 2023, we had two Principal Properties.

“Principal Subsidiary” means any Subsidiary which owns any Principal Property.

“Sale and Lease Back Transaction” means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by us or any of our Subsidiaries of any Principal Property that, more than 12 months after the later of (i) the completion of the acquisition, construction, development or improvement of such Principal Property or (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by us or our Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender on the security of such Principal Property.

Limitation on Mergers and Other Transactions

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the notes and under the indenture; and

•

immediately after giving effect to the transaction, no Event of Default (as defined herein), and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture.

We will deliver to the trustee prior to the consummation of the proposed transaction an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction complies with the indenture.

Notwithstanding the above, any Subsidiary of ours may consolidate with, merge into or transfer all or part of its properties to us. Neither an officers’ certificate nor an opinion of counsel shall be required to be delivered in connection therewith.

Events of Default

Any of the following constitutes an Event of Default with respect to the notes:

•	default in the payment of any interest on the notes when they become due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of or premium on the notes when due and payable;

•

default in the performance or breach of any other covenant by us in the indenture (other than a covenant that has been included in the base indenture or a separate supplemental indenture solely for the benefit of a series of debt securities other than the notes), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding notes as provided in the indenture;

•

our failure or the failure of any of our Subsidiaries to pay indebtedness for money we borrowed or any of our Subsidiaries borrowed in an aggregate principal amount of at least $300 million, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days after written notice from the trustee or the holders of at least 25% in principal amount of the outstanding notes or (2) acceleration of the maturity of indebtedness for money we borrowed or any of our Subsidiaries borrowed in an aggregate principal amount of at least $300 million, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after written notice from the trustee or the holders of at least 25% in principal amount of the outstanding notes; provided, however, that, if the default under the instrument is cured by us, or waived by the holders of the indebtedness, in each case, as permitted by the governing instrument, then, unless the maturity of the notes has been accelerated in accordance with the indenture, the Event of Default under the indenture governing the notes caused by such default will be deemed likewise to be cured or waived; and

•	certain events of bankruptcy, insolvency or reorganization involving us.

Defeasance and Discharge

Legal Defeasance

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations, including to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, money and/or Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

(1) we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

(2) any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

(1) depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, money and/or Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

(2) delivering to the trustee an opinion of counsel stating that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance

In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee should be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

(1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

(2) obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

“U.S. Government Obligations” means securities that are: (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States; that, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Satisfaction and Discharge Prior to Maturity

We have the right at any time to satisfy and discharge our obligations, other than certain specified obligations, under all debt securities issued pursuant to the indenture by depositing in trust with the trustee money and/or U.S. Government Obligations. Our exercise of this right is subject to certain conditions including that either (1) all securities under the indenture (subject to certain exceptions) have been delivered to the trustee for cancellation or (2) all securities under the indenture not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or have been called for redemption or are to be called for redemption within one year or have been paid and discharged under our right of legal defeasance described above.

If such deposit is sufficient, in the opinion of a nationally recognized firm of independent public accountants (unless the funds consist solely of money), to make all payments of (1) interest on the debt securities prior to their redemption or maturity and (2) principal of (and premium, if any) and interest on such debt securities when due upon redemption or at maturity, all of our obligations under the indenture will be discharged and terminated except as otherwise provided in the indenture.

Concerning Our Relationship with the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture and is also the registrar and paying agent of the notes. The rights and duties of the trustee shall be as provided by the Trust Indenture Act of 1939, as amended, and as set forth in the indenture.

The trustee is permitted to become the owner or pledgee of the notes and may otherwise deal with us and our affiliates.

Governing Law

The laws of the State of New York governs the indenture and the old notes, and will govern the new notes, without regard to conflicts of law principles thereof.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

We will not receive any proceeds from any sale of new notes by broker-dealers.

New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of those methods of resale at market prices prevailing at the time of resale,

at prices related to prevailing market prices or negotiated prices.

Any such resale may be made:

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any such persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

The validity of the new notes will be passed on for us by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements of Analog Devices, Inc. appearing in Analog Devices, Inc.’s Annual Report (Form 10-K) for the year ended October 29, 2022 (including the schedule appearing therein), and the effectiveness of Analog Devices, Inc.’s internal control over financial reporting as of October 29, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the new notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements, the registration statement of which this prospectus forms a part (including the exhibits and schedules thereto), and other information can be accessed electronically through the SEC’s website at www.sec.gov. Our SEC filings are also available on our website at https://www.analog.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus or the registration statement of which it forms a part.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the exchange offer under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed).

•	Annual Report on Form 10-K for the fiscal year ended October 29, 2022, filed on November 22, 2022;

•

Definitive Proxy Statement on Schedule 14A for our 2023 Annual Meeting of Shareholders filed with the SEC on January  20, 2023, that is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended October 29, 2022;

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended January 28, 2023, filed on February 15, 2023; the fiscal quarter ended April 29, 2023, filed on May 24, 2023; and

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Current Reports on Form 8-K filed with the SEC on December  8, 2022, January  20, 2023, February  15, 2023 (Item 8.01 only), March  10, 2023, March  24, 2023, April  17, 2023, May  18, 2023 (Item 5.02 only) and June 5, 2023.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Analog Devices, Inc.

One Analog Way

Wilmington, MA 01887

Attention: Investor Relations

Telephone: (781) 461-3282

Offer to Exchange

Up to $440,212,000 3.450% Senior Notes due 2027

that have been registered under the Securities Act of 1933, as amended, for any and all of our outstanding unregistered 3.450% Senior Notes due 2027

PROSPECTUS

Until March 16, 2024 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

August 18, 2023